                                                            EXHIBIT 10.1(b)


                             LONE STAR TECHNOLOGIES, INC.

                                  AMENDMENTS TO THE
                    1985 LONG-TERM INCENTIVE PLAN (THE "PLAN")
                APPROVED BY BOARD OF DIRECTORS ON FEBRUARY 19, 1998
                        AND SHAREHOLDERS ON MAY 14, 1998

     Section 8 of the Plan is amended and restated to read in its entirety as follows (the new language in the amended and restated Section 8 is in bold type):

     "Non-executive directors shall not be eligible to participate in the Plan beyond the granting of Options; further, not more than 750,000 shares of Common Stock may be issued under Options awarded to non-executive directors. Only shares of Common Stock issued upon exercise of Options which, when granted, were granted to individuals who were at the time non-executive directors shall be deemed "issued under Options awarded to non-executive directors". Shares issued to non-executive directors under Options granted when they were participants shall not count towards the 750,000 share limitation provided in this Section. Outstanding Options in effect immediately prior to the Company's annual shareholders meeting in 1993 to non-executive directors shall remain in effect according to their terms and as the same may be amended as contemplated under
Section 18 hereof. Beginning with the year 1993, AND CONTINUING WITH THE YEARS 1995 AND 1997, AND ENDING WITH THE YEAR 1997, on the first business day after the Company's annual shareholders meeting each such year, each non-executive director in office at such time shall receive automatically, by virtue of this Plan, the award and grant of an Option for 25,000 shares of Common Stock. BEGINNING WITH THE YEAR 1998, AND EVERY YEAR THEREAFTER, ON THE FIRST BUSINESS DAY AFTER THE COMPANY'S ANNUAL SHAREHOLDERS MEETING EACH SUCH YEAR, EACH NON-EXECUTIVE DIRECTOR IN OFFICE AT SUCH TIME SHALL RECEIVE AUTOMATICALLY, BY VIRTUE OF THIS PLAN, THE AWARD AND GRANT OF AN OPTION FOR 12,500 SHARES OF COMMON STOCK. All Options awarded to non-executive directors shall be non-qualified stock Options, and each such Option granted pursuant to the terms of the TWO foregoing sentences shall become exercisable for up to 25% of the total number of shares of Common Stock into which the Option may be exercised on and after the first anniversary of the date of the award, for up to 25% more (i.e. in total 50%) of those total shares on and after the second anniversary, for up to 25% more (i.e. in total 75%) of those total shares on and after the third anniversary and for up to 100% of those total shares (i.e. all the shares into which the Option may be exercised) on and after the fourth anniversary of the date of the Option award (each such Option to the extent exercisable may be exercised in full or in part at any time for the shares under the Option), at all times subject to the terms of Section 10 regarding the continued right to exercise under certain circumstances."

     Section 15 of the Plan is amended to read in its entirety as follows:

"SECTION 15. CHANGE IN CONTROL.

     Notwithstanding any other provision in this Plan:

     (a)(i) If a participant's employment by the Company or a subsidiary is involuntarily terminated without Cause or is voluntarily terminated with Good Reason within two years after the occurrence of a Change in Control of the Company, or (ii) if a participant's employer ceases to be a subsidiary of the Company and that participant does not immediately thereafter become an employee of the Company or another subsidiary:

          (A) each Option (including any stock appreciation rights) held by that participant shall become fully exercisable for up to 100% of the unexercised shares under the Option and that participant shall be entitled within six months (or any later period applicable under paragraph (c) of Section 10) following the date of the termination of his employment or the date on which his employer ceases to be a subsidiary (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable;

          (B) the restrictions applicable to any restricted stock awarded to that participant shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant; and

          (C) any performance units awarded to that participant shall be considered to be earned and payable in full.

     (b) If a non-executive director of the Company is removed from the Board of Directors of the Company without Cause or he ceases to be a director of the Company as a result of a failure to be reelected or to be nominated for reelection without Cause, in either event within two years after a Change in Control of the Company, each Option held by that non-executive director shall become fully exercisable for up to 100% of the unexercised shares under the Option and that non-executive director shall be entitled within six months (or any later period applicable under paragraph (c) of Section
     10) following the date of the termination of his directorship (but not more than ten years from the date the Option was granted) to exercise the Option to the full extent the Option is exercisable.

     (c) (i) On the record date for the determination of shareholders of the Company to vote on a merger, consolidation, sale of assets or other transaction in which the Company's shareholders would not receive any voting common stock of the proposed successor to the Company or (ii) upon the occurrence of a Change in Control that is the first step in an attempt to acquire all of the stock or assets of the Company and the contemplated second step is a transaction described in clause (i):

          (A) each outstanding Option shall become fully exercisable for up to 100% of the unexercised shares under the Option;

          (B) the restrictions applicable to each outstanding share of restricted stock shall lapse and such restricted stock shall become fully vested and transferable to the full extent of the original grant; and

          (C) each outstanding performance unit shall be considered to be earned and payable in full.

     (d) "Cause" for termination of a participant's employment means his illegal conduct or gross misconduct that in either case is willful and results in material damage to his employer's business or reputation or his willful failure or refusal to perform his duties or obligations to his employer or to comply in all material respects with the lawful directives of his employer's Chief Executive Officer or Board of Directors, provided that the participant has received written notice from his employer stating the nature of such failure or refusal and has reasonable opportunity to correct the stated deficiency.

     (e) "Cause" for termination of a non-executive director's directorship means his illegal conduct or gross misconduct that in either case is willful and results in material damage to the Company's business or reputation or his willful failure or refusal to perform his duties or obligations to the Company.

     (f) "Change in Control" means with respect to the Company any of the following:

          (i) any event affecting the Company that would be required to be reported by a reporting company as a change in control pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (ii) any "person" (as that term is used in Section 13(d) of the Exchange Act) becomes the "beneficial owner" (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding securities;

          (iii) at any time during any twenty-four month period, the individuals who were serving on the Board of Directors of the Company at the beginning of that period or who were nominated for election or were elected to that Board during that period by a vote of at least two-thirds of such individuals still in office shall cease to constitute a majority of that Board;

          (iv) any merger or consolidation of the Company with any other corporation or any sale of all or substantially all of the assets of the Company, other than a merger, consolidation or sale that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent thereof outstanding immediately thereafter; or

          (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

     (g) "Good Reason" with respect to the voluntary termination of a participant's employment means the occurrence, after a Change in Control, of (i) any adverse change in his status, position, authority or responsibilities, (ii) a reduction in his compensation, or (iii) any material change in his employment location.

     (h) This Section 15, as amended, shall apply to all Options, stock appreciation rights, restricted stock and performance units awarded on or after February 19, 1998 and shall also apply to each Option granted prior to that date if the optionee elects to have this Section 15, as amended, apply to his Options and gives written notice of that election to the Secretary of the Company no later than July 31, 1998."